Exhibit 99.1

VALASSIS

PRESS RELEASE

Valassis Elects Joseph B. Anderson, Jr. to its Board of Directors

Recognized Business Leader Joins Board

Livonia, Mich., July 10, 2006: Valassis (NYSE: VCI), the leading company in marketing services and Connective Media™, announced today the election of Joseph B. Anderson, Jr. to the Valassis Board of Directors. Anderson is Chairman and CEO of TAG Holdings, LLC, the parent company of a diverse range of businesses in the United States, Korea and China, including the manufacture of automotive parts, plumbing products and assembly and supply chain management services.

Anderson joined General Motors in 1979 where his increasing manufacturing leadership assignments led to his appointment, in 1990, as General Director of a GM business with 7,000 employees and $1 billion in revenues. In 1994, Anderson acquired a controlling interest in what became Chivas Industries, LLC where he served as chairman and CEO until selling his interest to Continental Plastics in 2002. Anderson currently serves on the board of directors of four public corporations, Quaker Chemical Corp., ArvinMeritor, Inc., Sierra Pacific Resources and the Rite Aid Corp.

He is a graduate of the United States Military Academy at West Point with a degree in math and engineering. He later received two master's degrees from U.C.L.A. He also attended the U.S. Army Command and General Staff College and in 1984, he graduated from the Harvard Advanced Management Program. In 1977, Anderson was selected to be a White House Fellow and worked as a Special Assistant to the Secretary of Commerce.

His military service is well known and the infantry platoon he commanded in the Vietnam War was the subject of the highly acclaimed documentary film, "The Anderson Platoon." The Anderson Platoon won the Academy Award Oscar for Best Documentary Film of 1967. During his two tours of duty in Vietnam, Anderson's military awards included two Silver Stars, five Bronze Stars, three Army Commendation Medals and 11 Air Medals.

"Joe Anderson brings a wealth of business and leadership experience to our board," said Alan F. Schultz, Valassis Chairman, President and CEO. "His success as an entrepreneur in building businesses in the United States and Asia, his experience in serving on the boards of other public companies and his accomplishments as a leader will be an asset and inspiration to our shareholders and employees."

Anderson also serves on the boards of MDL Capital Management, the Original Equipment Suppliers Association, the Society of Automotive Engineers International and the National Association of Black Automotive Suppliers. He is active in a number of community and charitable endeavors.

About Valassis

Valassis offers a wide range of marketing services to consumer packaged goods manufacturers, retailers, technology companies and other customers with operations in the United States, Europe, Mexico and Canada. Valassis' products and services portfolio includes: newspaper-delivered promotions and advertisements such as inserts, sampling, polybags and on-page advertisements; direct-to-door advertising and sampling; direct mail; Internet-delivered marketing; loyalty marketing software; coupon and promotion clearing; and promotion planning and analytic services. Valassis has been listed as one of FORTUNE magazine's "Best Companies to Work For" for nine consecutive years. Valassis subsidiaries include Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc. For additional information, visit the company Web site at http://www.valassis.com.

Contacts:

Valassis Investor and Corporate Communications

Mary Broaddus

Supervisor, Investor Relations and Corporate Communications

(734) 591-7375

broaddusm@valassis.com

###